Exhibit 10.2

TENANTS-IN-COMMON AGREEMENT

        THIS TENANTS-IN-COMMON AGREEMENT (the “Agreement”) is made and entered into this 1st day of November, 2004 (the “Effective Date”) by and between GEORGIANNA JEAN K. VALENTINO (hereinafter referred to as “Valentino”) and ROBERTS PROPERTIES PEACHTREE PARKWAY, L.P., a Georgia limited partnership (hereinafter referred to as “Roberts Properties”), Valentino and Roberts Properties being sometimes collectively referred to as the “Parties” and individually as a “Party”.

        WHEREAS, just prior to the execution of this Agreement, Roberts Properties has sold and conveyed to Valentino an eighteen percent (18%) undivided interest in and to that property located in Gwinnett County, Georgia, described on Exhibit A attached hereto and by this reference incorporated herein (such property described on Exhibit A hereto being hereinafter referred to as the “Property”), by means of direct deeding pursuant to Internal Revenue Code Regulation Sections 1.1031(k)-1(g)4(iii), 1.1031(k)-1(g)4(iv) and 1.1031(k)-1(g)4(v), which 18% undivided interest in the Property was acquired by Valentino as replacement property as a part of a tax-free exchange of property by Valentino; and

        WHEREAS, Roberts Properties is the owner of the eighty-two percent (82%) undivided interest in and to the Property which is not owned by Valentino;

        WHEREAS, the 18% undivided interest owned by Valentino in the Property and the 82% undivided interest owned by Roberts Properties in the Property are hereinafter collectively referred to as the “Interests”, and individually as an “Interest”; and

        WHEREAS, Valentino and Roberts Properties have reached certain understandings concerning the Interests and the Property and their ownership of the Property as tenants-in-common, and desire to reduce such understandings to writing as expressed in this Agreement;

        NOW, THEREFORE, for and in consideration of the premises, Valentino and Roberts Properties do hereby agree as follows:

        1.    Each Party shall have the right to have the Property partitioned or to maintain an action for partition with respect to the Property, but before either Party may have the Property partitioned or maintain an action for partition with respect to the Property, that Party must first offer its Interest for sale to the other Party at the fair market value price determined as of the time the offer is made by the Party desiring partition. The particulars with respect to the right of first offer are set forth in paragraph 3 hereof.

        2.    Each Party shall have the right to sell, assign, transfer or otherwise dispose of her or its Interest, or any portion thereof, but the Party desiring to sell, assign, transfer or otherwise dispose of her or its Interest, or any portion thereof, must first offer to the other Party the right to purchase the Interest, or portion of an Interest, the Party desires to sell, assign, transfer or otherwise dispose of. The particulars with respect to the right of first offer are set forth in paragraph 3 hereof.

        3.    (a)   Whenever one Party (the “Offering Party”) is obligated or desires to offer to the other Party (the “Offeree Party”) the right to purchase the Interest of the Offering Party, the same shall be effected in accordance with “baseball arbitration” described below in this Section 3.

               (b)    When the Offering Party is obligated or desires to offer to the Offeree Party the right to purchase the Offering Party’s Interest, the Offering Party shall so notify in writing the Offeree Party and in that notice shall state its proposed fair market value of its Interest in the Property (the “Fair Market Value”). Within thirty (30) days after receiving such notice, the Offeree Party shall give written notice to the Offering Party either that the Offeree Party does or does not want to purchase the Offering Party’s Interest (and failure of the Offeree Party to give any notice within such thirty (30) days shall be deemed to mean that the Offeree Party does not wish to purchase the Offering Party’s Interest), and if the Offeree Party has given written notice that it does wish to purchase the Offering Party’s Interest, within the same thirty (30) days the Offeree Party shall give written notice to the Offering Party either that it agrees with the Fair Market Value offered by the Offering Party, or setting forth the Offeree Party’s Fair Market Value. In the event that the two Parties are not able to agree on the Fair Market Value of the Interest in the Property owned by the Offering Party within the next sixty (60) day period of good faith negotiations, then the Fair Market Value shall be determined as follows. Within ten (10) business days following the expiration of the sixty (60) day period, the Parties shall mutually agree upon an independent commercial real estate appraiser licensed in the State of Georgia who has had at least ten (10) years’ experience prior to the date in question evaluating fair market value for properties in the metropolitan Atlanta market and who has not previously been employed by either Party. If the Parties are unable to agree on such appraiser, the Parties shall apply to JAMS Endispute for designation of an appropriate appraiser. The appraiser agreed to by the Parties or designated by JAMS Endispute is hereinafter referred to as the “Appraiser”). Within ten (10) days following the selection of the Appraiser, each Party shall submit to the Appraiser its respective final determination of the Fair Market Value of the Interest. Within twenty (20) business days thereafter, the Appraiser shall select, as the Fair Market Value of the Interest, the determination submitted by one of the two Parties. In no event shall the Appraiser have any right to select any other amount as the Fair Market Value. The Appraiser shall notify both Parties, in writing, which of the two values the Appraiser has selected as the Fair Market Value. The selection of the Appraiser shall be final and binding on both Parties, and the Fair Market Value, as selected by the Appraiser, shall be the purchase price to be paid by the Offeree Party for the purchase of the Interest in the Property owned by the Offeror Party. The fees of the Appraiser and the fees of JAMS Endispute shall be paid by the Party whose determination of Fair Market Value was not selected by the Appraiser.

        4.    Each Party shall have the right to sell or transfer its Interest to any other entity which is her or its Affiliate (hereinafter defined) without having to give to the other Party the right of first offer hereinabove described. An Affiliate of Roberts Properties shall mean Charles

S. Roberts and any other entity affiliated with him. An Affiliate of Valentino shall mean any entity affiliated with Georgianna Jean K. Valentino.

        5.    Valentino and Roberts Properties shall receive 18% and 82%, respectively, of all revenue and other income derived from the Property; and Valentino and Roberts Properties shall be responsible for and shall timely pay 18% and 82%, respectively, of all costs and expenses incident to the Property. Should either party (a “Failing Party”) fail to pay her or its share of any such cost, the other Party may, but shall not be obligated to, lend the amount in question to the Failing Party, by paying the Failing Party’s share of any such cost, such loan:

(w)	to be payable not later than thirty (30) days after incurred;

(x)	to bear interest payable at the end of each month pending full payment of such loan and interest (with any such interest not so paid being added to principal and thereafter bearing additional such interest) at the annual rate of two percent (2%) in excess of the prime rate in effect from time to time at Wachovia Bank, National Association (provided, however, that as respects any such loan which does not exceed $3,000 in amount, the rate of interest thereon shall not exceed sixteen percent (16%) per annum, simple); and

(y)	to be secured by the Failing Party’s Interest and proceeds thereof.

Any such loan and security interest shall be evidenced and perfected by a reasonable note and a reasonable deed to secure debt prepared by the other Party and executed and delivered by the Failing Party.

        6.    Any sale, lease, or re-lease of a portion or all of the Property, any negotiation or renegotiation of indebtedness secured by a blanket lien, the hiring of any manager, or the negotiation of any management contract (or any extension or renewal of such contract) must be by unanimous approval of the Parties. For all other actions on behalf of the Parties, the Parties will be bound by the vote of those holding more than fifty percent (50%) of the undivided Interests in the Property.

        7.    The Parties shall hold their respective Interests as tenants-in-common. The Parties do not intend by this Agreement to create a partnership or joint venture between themselves, but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests. Each Party hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the tenancy-in-common ownership of the Property. The exclusion elected by the Parties shall commence with the execution of this Agreement. Each party hereby covenants and agrees to report on her or its federal and state income tax return all items of income, gain, loss, deduction and credit which result from its Interest. All such reporting shall be consistent with the exclusion of the Parties from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following execution of this Agreement. Further, each party covenants and agrees not to notify the Commissioner of Internal Revenue that she or it desires that Subchapter K of Chapter 1 of the Code be applied to the Parties.

       8.    Each Party agrees to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement, including, without limitation, executing documents required in connection with the ownership of the Property, including the financing and refinancing thereof; provided, however, in all events such financing and refinancing shall be non-recourse to Valentino (except for her Interest and her share in the income, rents, profits and proceeds arising out of her Interest in the Property).

        9.    Except as otherwise provided herein all provisions, conditions, covenants, restrictions, obligations and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Parties and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided Interests in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided Interests in the Property of each Party in favor of the Interest of the other Party; shall create reciprocal rights and obligations between the respective Parties, their Interests in the Property, and their Successors; and shall, as to each of the Parties and their Successors operate as covenants running with the land, for the benefit of the other Party pursuant to applicable law. Except as otherwise provided herein, it is expressly agreed that each covenant contained herein (i) is for the benefit of and is a burden upon the undivided Interests in the Property of each of the Parties, (ii) runs with the undivided Interest in the Property of each Party and (iii) benefits and is binding upon each Successor during its ownership of any undivided Interest in the Property, and each owner having any interest therein derived in any manner through any Party or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Parties agree that any Successor shall become a party to this Agreement upon acquisition of an undivided Interest in the Property as if such person was a Party initially executing this Agreement.

        10.1   Buy-Sell Provisions.

                  10.1.1  Exercise of Buy-Sell Rights. Either Party may at any time initiate the Buy/Sell Procedure described in this Section 10.1. Either Party may elect to initiate the Buy/Sell Procedure (thereby becoming the “Initiating Party”) by giving written notice (the “Value Notice”) to the other Party (the “Electing Party”) stating an amount [not less than the aggregate of all indebtedness secured by the Property] (the “Stated Amount”) to be used in the calculations under Section 10.1.2. The Value Notice shall set forth a calculation, in reasonable detail, of the application of the Stated Amount to pay all obligations secured by the Property resulting in a specified purchase price for each Party’s Interest pursuant to Section 10.1.2. The Electing Party shall have thirty (30) days from its receipt of the Value Notice to notify the Initiating Party in writing (the “Election Notice”) whether the Electing Party will sell its Interest in the Property to the Initiating Party or purchase the Initiating Party’s Interest in the Property. If the Electing Party

shall fail to give a timely Election Notice, the Electing Party shall be deemed to have elected to sell its Interest in the Property to the Initiating Party. The Election Notice shall specify the date of closing (the “Buy/Sell Closing Date”) which date shall be at least thirty (30) days after the giving of the Election Notice, but in any event not later than the ninetieth (90th) day after such notice. In the event the Electing Party fails to provide an Election Notice, the Buy/Sell Closing Date shall be held on the first business day which is at least ninety (90) days after the giving of the Value Notice.

                   10.1.2 Terms of Buy/Sell.

                   (a)        Purchase Price. The purchase price for the sale of either Party’s Interest in the Property pursuant to this Section 10.1 shall be that amount which would be paid to such Party if the Property was sold on the Buy/Sell Closing Date for a gross sales price equal to the Stated Amount, all indebtedness encumbering both Parties’ Interests (and not just one Party’s Interest), whether or not secured by the Property, were paid in full, and the net amount was distributed to the Parties in accordance with their percentages of undivided Interests in the Property.

                   (b)        Deposit. Upon determination of which Party is to be the Buyer (as defined in the next sentence), the Buyer shall, within ten (10) days, pay to such title company as shall be reasonably acceptable to the Seller, or if Seller fails to designate a title company or no such title company shall be willing or available to serve as escrow agent, then to the Seller’s attorney, in escrow, a deposit in good funds of $100,000, which deposit shall be applied against the purchase price at the closing. The Party that finally becomes obligated to sell its interest is sometimes herein referred to as “Seller”, and the Party that finally becomes obligated (for itself or a nominee) to purchase the other Party’s interest is sometimes hereinafter referred to as the “Buyer”.

                   (c)        Terms of Closing. The closing of a purchase of a Party’s Interest in the Property pursuant to this Section 10.1 shall be held on the Buy/Sell Closing Date, subject to the terms and conditions specified in Section 10.2 hereof.

                   10.1.3  Termination of Obligations. As of the effective date of any transfer of a Party’s Interest in the Property pursuant to this Section 10.1, the transferee shall assume all obligations of the Seller with respect to the Interest in the Property so transferred. Upon such transfer, Seller’s rights and obligations under this Agreement shall terminate with respect to such transferred Interest in the Property.

        10.2.    Escrow and Closing of Buy/Sell.

                   10.2.1 Closing Time and Location. Except as otherwise provided for in this Agreement, the closing of any transfer of a Party’s Interest in the Property between the Parties pursuant to this Section 10 shall take place on the Buy/Sell Closing Date at such time and place in the metropolitan Atlanta, Georgia area as the Buyer may designate by written notice to the Seller at least fourteen (14) days prior to such date (the “Closing Date”). If the Buyer fails to designate the time and place of closing within the prescribed period, then the closing shall occur on the Buy/Sell Closing Date at 9:00 a.m. at the Buyer’s principal place of business.

Notwithstanding the foregoing, the Buyer may extend the Buy/Sell Closing Date by designating to the Seller a new Buy/Sell Closing Date which is not more than thirty (30) days following the originally designated Buy/Sell Closing Date, provided Buyer deposits an additional $100,000 with the person holding the original deposit pursuant to Section 10.1.2(b). Such additional deposit and notice of extension must be delivered at least five (5) days prior to the originally designated Buy/Sell Closing Date in order for such extension to be effective. For purposes of clarification, the Buy/Sell Closing Date specified in Section 10.1, as same may be extended as specified in this Section 10.2, may be advanced (from either the original Buy/Sell Closing Date established pursuant to Section 10.1 or from the extended Buy/Sell Closing Date specified in the previous portion of this Section 10.2) by written notice given by Buyer to Seller no later than ten (10) days prior to the otherwise specified Buy/Sell Closing Date provided such notice also specifies the time and place in the metropolitan Atlanta, Georgia area as the advanced Buy/Sell Closing Date shall take place.

                   10.2.2  Required Documents. Prior to or at the closing, Seller shall supply to Buyer all documents customarily required (or reasonably required by Buyer) to make a good and sufficient conveyance of such Party’s Interest in the Property to the Buyer, which documents shall be in form and substance reasonably satisfactory to the Buyer. Such title to the Party’s Interest shall be conveyed without exception for any indebtedness or encumbrances except for those existing at the time such Party acquired its Interest in the Property, or thereafter agreed to by both Parties and which encumbers all Interests in the Property. On the Closing Date real estate taxes shall be prorated and any other items for which adjustments are customarily made in transactions between buyers and sellers of real estate in the metropolitan Atlanta, Georgia area will be made between Buyer and Seller. Payments to the Seller shall be by wire transfer of immediately available funds.

                   10.2.3  Conditions Precedent to Closing.  It shall be an express condition precedent to closing and to the obligation of Buyer to pay the purchase price that the Party’s Interest in the Property being transferred shall be free and clear of all encumbrances except as otherwise specified in 10.2.2, and the Parties shall have received any lender’s consent which may be required to prevent a default on any indebtedness secured by the Property. This condition is for the sole benefit of Buyer and may be waived by Buyer in whole or in part in her or its sole discretion.

                   10.2.4  Closing Costs.  Each party shall pay her or its own attorneys’ fees and expenses incurred in connection with the closing. Costs of the escrow or closing, including, without implied limitation all premiums for title insurance, any escrow fees, recording charges, and transfer taxes arising from the transfer shall be borne or allocated in the manner customary in the metropolitan Atlanta, Georgia area and to the extent no custom exists, shall be shared equally by Seller and Buyer.

        10.3    Default.

                   10.3.1 Events of Default. The failure of a Party to perform any of the obligations set forth in this Section 10 with respect to a transfer of its Interest in the Property or purchase of the other Party’s Interest in the Property shall constitute an event of default (“Event of Default”) on the part of the Party with respect to whom such failure occurs,

                   10.3.2  Remedies.  Upon the occurrence of an Event of Default, the non-defaulting Party may exercise, in addition to all other rights and remedies provided in this Agreement or available at law or in equity, any one or more of the remedies provided for in Sections 10.3.3 below.

                   10.3.3 Remedies for Failure to Transfer a Party's Interest in the Property.

                              10.3.3.1 Seller's Failure. In the event that the Seller fails to make conveyance of its Interest in the Property pursuant to its obligations herein, then the Buyer shall have the option:

                              (a)         to demand and receive specific performance of the Seller’s obligations to convey its Interest as provided for herein;

                              (b)         to recover damages on account of the Seller’s failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (a) above, if the Party so elects); or

                              (c)         to terminate the obligations of the Parties to proceed with the sale of the Interest, whereupon the position of the Parties shall revert to the status quo ante as if no notice to purchase from either Party to the other had been given under the provisions of this Agreement.

        If the Buyer elects the option described in subparagraph 10.3.3.1(c) above, any deposit furnished by the Buyer shall be promptly returned to the Buyer.

                             10.3.3.2 Buyer's Failure.  In the event that the Buyer defaults in the closing of a sale of the Interest as herein provided, then the Seller shall have the option:

                              (a)         to elect to purchase the other Party’s Interest on the terms and conditions otherwise set forth herein, by notice to the Buyer of the Seller’s intention to so do, given within fifteen (15) days after such default, in which event the Seller shall become the Buyer and the Buyer shall become the Seller, and all the applicable terms, conditions and provisions of this Agreement with respect to such sales shall govern, except that the closing thereof shall take place thirty (30) days after such date of notice from the Seller (now the Buyer) to the Buyer (now the Seller) and except that the purchase price shall be ten percent (10%) less than the price which the Seller (now the Buyer) would have had to pay had such Buyer (now the Seller) originally elected to sell its Interest;

                              (b)         to terminate the Seller’s obligation to convey its Interest to the Buyer by notice to the Buyer, wherein the Seller shall have the right to retain any deposits given by the Buyer as security for the Buyer’s obligations, and to retain the proceeds thereof as the Seller’s own property, as liquidated damages on account of the Buyer’s default (all Parties hereby acknowledging and agreeing that it is extremely difficult and impracticable to ascertain the amount of damages which would be incurred by the Seller as a result of the Buyer’s default and that the amounts of such deposits shall be determined, when such transactions are proposed, as reasonable estimates of the damages the Seller would incur in such event), but otherwise the position of the parties shall revert to the status quo ante as if no notice from either party to the other had been given under the provisions of this Agreement; or

                              (c)         to demand and receive specific performance of the Buyer’s obligations to purchase the Seller’s Interest.

                Where the Seller elects the options described in subparagraphs 10.3.3.2(a) or (c) above, any deposits theretofore paid by the Buyer shall be returned to the Buyer after performance by the Buyer of the Buyer’s obligations thereunder.

        10.4  Release of Seller. Notwithstanding any provision herein to the contrary, it shall be a condition or requirement of any offer to obtain a release of the Seller and the Seller’s Affiliates from any personal liability with respect to the indebtedness secured by the Property.

        11.    If any action or proceeding is instituted between the Parties arising from or related to or with this Agreement, or the Property, the Party prevailing in such action shall be entitled to recover from the other Party all of her or its costs of the action, including, without limitation, reasonable attorney’s fees and costs as fixed by the Court.

        12.    This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties, oral or written, are hereby superseded and merged herein.

        13.    This Agreement shall be governed by and construed under the internal laws of the State of Georgia without regard to choice of law rules.

        14.    No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

        15.    Any notice to be given or other document or payment to be delivered by any Party to any other Party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to a Party at the last address of such Party known to the other Party. Any Party hereto may from time to time, by written notice to the others, designate a different address which shall be substituted for the one last specified to the other Party. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

        16.    Concurrently with the execution of this Agreement, the Parties are executing a Memorandum of this Agreement which either party may record in the records of the Clerk of the Superior Court of Gwinnett County, Georgia.

        17.    This Agreement shall commence as of the Effective Date and shall terminate at such time as the Parties or their Successors no longer own the Property as tenants-in-common. In no event shall this Agreement continue beyond the date that is fifty (50) years after the date of this Agreement.

        18.    No act of any Party shall be construed to be a waiver of any provision of this Agreement, unless such waiver is in writing and signed by the Party. Any Party hereto may specifically waive any breach of this Agreement by any other Party, but no such waiver shall constitute a continuing waiver of similar or other breaches.

        19.    This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

        20.    If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

        21.    THE UNDIVIDED INTERESTS IN THE PROPERTY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        22.    Time is of the essence of each and every provision of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TENANTS IN COMMON:

Signed, sealed and delivered,	/s/ Georgianna Jean K. Valentino (SEAL)
this ___ day of ___________, 2004,	Georgianna Jean K. Valentino
in the presence of:

____________________________
Unofficial Witness

____________________________
Notary Public

         [NOTARY SEAL]

My Commission Expires:

____________________________

[Executions continued on next page]

Signed, sealed and delivered,	ROBERTS PROPERTIES PEACHTREE
this ___ day of ___________, 2004,	PARKWAY, L.P., a Georgia limited partnership
in the presence of:	~~~

________________________________	By: Roberts Properties, Inc., a Georgia corporation,
Unofficial Witness	sole general partner

________________________________	By:__________________________________
Notary Public	Name:_____________________________
Title:______________________________
[NOTARY SEAL]

My Commission Expires:
(CORPORATE SEAL)
________________________________